Exhibit 99.1

PRESS RELEASE

For Immediate Release

BANK OF THE CAROLINAS CORPORATION REPORTS

SECOND QUARTER FINANCIAL RESULTS

MOCKSVILLE, NORTH CAROLINA, July 27, 2012 - Bank of the Carolinas Corporation (OTCQB: BCAR) today reported financial results for the three- and six-month periods ended June 30, 2012.

For the three-month period ended June 30, 2012, the Company reported a net loss available to common shareholders of $170,000 as compared to a net loss of $2.7 million for the first quarter of 2012 and a net loss of $9.9 million for the second quarter of 2011. Prior to the dividends and accretion accrual, the Company had a net income of $68,000 for the three-month period ended June 30, 2012. The net loss per diluted common share was $0.04 for the second quarter of 2012 compared with a net loss per share of $0.70 for the first quarter of 2012 and a net loss per share of $2.53 for the second quarter of 2011.

During the second quarter of 2012, the Company realized gains on investment securities of $1.4 million, which resulted in income tax expense of $424,000. The Company also had a non-recurring gain on bank owned life insurance of $415,000 during the second quarter of 2012. The Company continues to reevaluate and maintain its foreclosed real estate resulting in expenses of $252,000 in the second quarter 2012 as compared to $2.7 million in the second quarter of 2011.

For the six-month period ended June 30, 2012, the Company reported a net loss available to common shareholders of $2.9 million or $0.74 per common share, compared to a net loss of $13.3 million or $3.41 per common share for the six month period ended June 30, 2011.

The Company’s net interest margin was 2.51% in the second quarter of 2012, which is a decrease from 2.69% in the second quarter of 2011. Noninterest expense through June 30, excluding the costs related to foreclosed real estate, only increased 6.0% in 2012 versus 2011 and for the three month periods decreased 1.1% in the second quarter of 2012 versus 2011. The increase year over year was mainly driven by increased FDIC premiums, legal expenses, and costs related to the Company’s compliance with the regulatory consent order put in place in the second quarter of 2011.

The Company continues with significant improvement in the levels of nonperforming assets for the fifth consecutive quarter. As of June 30, 2012, the Company’s nonperforming assets decreased to $16.9 million and amounted to 3.58% of total assets as compared to $23.4 million or 4.87% of total assets as of the previous sequential quarter-end and compared to $33.1 million, or 6.35% of total assets as of June 30, 2011. The allowance for loan losses was 2.64% of total loans as of June 30, 2012. Net loan charge-offs amounted to $740,000 for the second quarter of 2012, a decrease from $1.4 million in the first quarter of 2012 and $8.2 million in the second quarter of 2011.

Total assets at June 30, 2012 amounted to $473.6 million, a decrease of 9.1% when compared to $521.0 million as of June 30, 2011. Loans totaled $285.2 million at June 30, 2012, a decline of 17.5% from a year earlier, and deposits decreased 4.4% over the prior year to $407.4 million. The Company’s deposit mix has improved by decreasing non-core brokered deposits by 43.5% since June 30, 2011.

The Company’s banking subsidiary had a Tier 1 leverage capital ratio and Tier 1 capital to risk-weighted assets ratio of 3.80% and 5.33% respectively, while its total capital to risk-weighted assets ratio was 6.59% as of June 30, 2012.

Bank of the Carolinas Corporation is the holding company for Bank of the Carolinas, a North Carolina chartered bank headquartered in Mocksville, NC with offices in Advance, Asheboro, Cleveland, Concord, Harrisburg, King, Landis, Lexington and Winston-Salem. The common stock of the Company is quoted under the symbol “BCAR” on the OTCQB marketplace operated by the OTC Markets Groups Inc.

For further information contact:

Stephen R. Talbert

President and Chief Executive Officer

Bank of the Carolinas Corporation

(336) 751-5755

DISCLOSURES ABOUT FORWARD LOOKING STATEMENTS

Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, expectations or beliefs about future events or results, and other statements that are not descriptions of historical facts, may be forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors which include, but are not limited to, factors discussed in our Annual Report on Form 10-K and in other documents we file with the Securities and Exchange Commission from time to time. Copies of those reports are available directly through the SEC’s Internet website at www.sec.gov. Forward-looking statements may be identified by terms such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “feels,” “believes,” “estimates,” “predicts,” “forecasts,” “potential” or “continue,” or similar terms or the negative of these terms, or other statements concerning opinions or judgments of our management about future events. Factors that could influence the accuracy of forward-looking statements include, but are not limited to (a) pressures on our earnings, capital and liquidity resulting from current and future conditions in the credit and capital markets, (b) continued or unexpected increases in nonperforming loans and credit losses in our loan portfolio, (c) continued adverse conditions in the economy and in the real estate market in our banking markets (particularly those conditions that affect our loan portfolio, the abilities of our borrowers to repay their loans, and the values of collateral that secures our loans), (d) the financial success or changing strategies of our customers, (e) actions of government regulators, or change in laws, regulations or accounting standards, that adversely affect our business, (f) changes in the interest rate environment and the level of market interest rates that reduce our net interest margins and/or the values of loans we make and securities we hold, (g) changes in competitive pressures among depository and other financial institutions or in our ability to compete effectively against other financial institutions in our banking markets, and (h) other developments or changes in our business that we do not expect. Although we believe that the expectations reflected in the forward-looking statements included in this press release are reasonable, they represent our management’s judgments only as of the date they are made, and we cannot guarantee future results, levels of activity, performance or achievements. As a result, readers are cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements in this paragraph. We have no obligation, and do not intend, to update these forward-looking statements.

Bank of the Carolinas Corporation

Consolidated Balance Sheets

(In Thousands Except Share Data)

(Unaudited)

	June 30,
	2012	2011

Assets:

Cash and due from banks, noninterest-bearing	$3,884	$10,172
Temporary investments	51,691	12,431
Investment securities	105,609	118,534
Loans	285,186	345,617
Less, allowance for loan losses	(7,541)	(6,685)

Total loans, net	277,645	338,932
Premises and equipment, net	12,091	12,681
Other real estate owned	7,403	6,066
Bank owned life insurance	10,359	10,549

Other assets	4,924	11,678

Total Assets	$473,606	$521,043

Liabilities:

Noninterest bearing demand deposits	$38,486	$38,176
Interest-checking deposits	38,363	37,139
Savings and money market deposits	103,613	107,717
Time deposits	226,986	243,066

Total deposits	407,448	426,098

Securities sold under repurchase agreements	45,249	45,710
Federal Home Loan Bank advances	—	10,000
Subordinated debt	7,855	7,855
Other liabilities	3,023	2,235

Total Liabilities	463,575	491,898

Shareholders’ Equity:

Preferred stock, no par value	13,179	13,179
Discount on preferred stock	(570)	(856)
Common stock, $5 par value per share	19,479	19,486
Additional paid-in capital	12,992	12,983
Retained earnings (loss)	(35,336)	(16,571)
Accumulated other comprehensive income	287	924

Total Shareholders’ Equity	10,031	29,145

Total Liabilities and Shareholders’ Equity	$473,606	$521,043

Preferred shares authorized	3,000,000	3,000,000
Preferred shares issued and outstanding	13,179	13,179
Common shares authorized	15,000,000	15,000,000
Common shares issued and outstanding	3,895,840	3,897,174

Book value per common share	$(0.81)	$4.10

Bank of the Carolinas Corporation

Consolidated Statements of Income

(In Thousands Except Share Data)

(Unaudited)

	Three months ended		Six months ended
	June 30		June 30
	2012	2011	2012	2011
Interest income
Interest and fees on loans	$3,548	$4,489	$7,334	$9,139
Interest on securities	583	845	1,320	1,599
Other interest income	29	15	46	26

Total interest income	4,160	5,349	8,700	10,764

Interest expense
Interest on deposits	852	1,176	1,751	2,330
Interest on borrowed funds	564	891	1,128	1,504

Total interest expense	1,416	2,067	2,879	3,834

Net interest income	2,744	3,282	5,821	6,930
Provision for loan losses	233	6,572	1,525	8,917

Net interest income (loss) after provision for loan losses	2,511	(3,290)	4,296	(1,987)

Noninterest income
Customer service fees	289	328	570	633
Increase in value of banked owned life insurance	505	89	596	178
Gains on investment securities	1,399	6	2,147	6
Other income	8	2	15	10

Total noninterest income	2,201	425	3,328	827

Noninterest expense
Salaries and benefits	1,785	1,604	3,543	3,190
Occupancy and equipment	479	527	983	1,069
FDIC insurance assessments	402	334	820	604
Data processing expense	241	224	480	436
Valuation provisions and net operating costs associated with foreclosed real estate	252	2,747	1,091	2,997
Other	1,061	1,323	2,323	2,386

Total noninterest expenses	4,220	6,759	9,240	10,682

Income (Loss) before income taxes	492	(9,624)	(1,616)	(11,842)
Provision for income taxes	424	—	792	996

Net income (loss)	$68	$(9,624)	$(2,408)	$(12,838)

Dividends and accretion on preferred stock	(238)	(232)	(475)	(464)

Net loss available to common shareholders	$(170)	$(9,856)	$(2,883)	$(13,302)

Loss per common share:
Basic	$(0.04)	$(2.53)	$(0.74)	$(3.41)
Diluted	$(0.04)	$(2.53)	$(0.74)	$(3.41)

Weighted Average Common Shares Outstanding:
Basic	3,895,840	3,897,174	3,895,840	3,897,174
Diluted	3,895,840	3,897,174	3,895,840	3,897,174

Bank of the Carolinas Corporation

Other Financial Data

(Dollars in thousands except per share amounts)

	As of or for the
	six months ended June 30
	2012	2011	Change*
Average balance sheet data
Average loans	$296,518	$359,073	(17.42)%
Average earning assets	439,339	489,116	(10.18)
Average total assets	480,189	539,518	(11.00)
Average common shareholders’ equity	(806)	25,818	(103.12)
Average total shareholders’ equity	12,373	38,997	(68.27)

Period-end balance sheet data:
Total loans	$285,186	$345,617	(17.48)%
Allowance for loan losses	(7,541)	(6,685)	12.80
Total assets	473,606	521,043	(9.10)
Total deposits	407,448	426,098	(4.38)
Total common shareholders’ equity	(3,148)	15,966	(119.72)
Total shareholders’ equity	10,031	29,145	(65.58)

Asset quality indicators
Net loan charge-offs	$2,085	$9,095	(77.08)%
Total nonperforming loans	9,544	27,032	(64.70)
Total nonperforming assets	16,947	33,098	(48.80)

Asset quality ratios
Net-chargeoffs (recoveries) to average loans **	1.41%	5.11%	(370	)BP
Nonperforming loans to total loans	3.35	7.82	(447)
Nonperforming assets to total assets	3.58	6.35	(277)
Nonperforming assets to loan-related assets	5.79	9.41	(362)
Allowance for loan losses to total loans	2.64	1.93	71

Financial ratios
Return on average assets **	(1.01)%	(4.80)%	379	BP
Return on average common shareholders’ equity **	N/M	(103.90)	N/M
Net interest margin **	2.66	2.86	(20)

Per share amounts available to common shareholders
Basic earnings (loss) per common share	$(0.74)	$(3.41)	78.30%
Diluted earnings (loss) per common share	(0.74)	(3.41)	78.30
Book value per common share	(0.81)	4.10	(119.72)

*	BP denotes basis points. N/M denotes not meaningful.
**	ratio annualized.

Bank of the Carolinas Corporation

Other Financial Data (continued)

(Dollars in thousands except per share amounts)

	As of or for the
	three months ended June 30
	2012	2011	Change*
Average balance sheet data
Average loans	$291,034	$353,685	(17.71)%
Average earning assets	438,908	488,919	(10.23)
Average total assets	477,264	538,516	(11.37)
Average common shareholders’ equity	(1,847)	23,075	(108.01)
Average total shareholders’ equity	11,332	36,254	(68.74)

Asset quality indicators
Net loan charge-offs	$740	$8,200	(90.98)%

Asset quality ratios
Net-chargeoffs (recoveries) to average loans **	1.02%	9.30%	(828	)BP

Financial ratios
Return on average assets **	0.06%	(7.17)%	723 BP
Return on average common shareholders’ equity **	N/M	(171.32)	N/M
Net interest margin **	2.51	2.69	(18)

Per share amounts available to common shareholders
Basic earnings (loss) per common share	$(0.04)	$(2.53)	98.42%
Diluted earnings (loss) per common share	(0.04)	(2.53)	98.42
Book value per common share	(0.81)	4.10	(119.72)

*	BP denotes basis points. N/M denotes not meaningful.
**	ratio annualized.